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                                                                    EXHIBIT 10.2


                                 TAX AGREEMENT
                                 -------------

This TAX AGREEMENT is entered into as of June 18, 1998 by and among Atlantic Richfield Company, a Delaware corporation ("ARCO"), ARCO Chemical Company, a Delaware corporation ("ACC") and Lyondell Petrochemical Company, a Delaware corporation ("Lyondell").

          WHEREAS, ACC and members of the ACC Group are included in the consolidated federal income tax returns as well as certain consolidated, combined, and unitary state and local income tax returns filed by ARCO;

          WHEREAS, ARCO and ACC are parties to an Amended and Restated Tax Sharing Agreement dated as of January 1, 1995 (the "Tax Sharing Agreement") which sets forth certain rights and obligations of the parties arising out of ACC's inclusion in the consolidated, combined, and unitary returns filed by ARCO;

          WHEREAS, Purchaser, Lyondell Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Lyondell ("Merger Sub"), and ACC have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which Merger Sub has agreed to make a tender offer for all the outstanding stock of ACC (the "Offer") and, following consummation of the Offer, Merger Sub will be merged into ACC (the "Merger");

          WHEREAS, pursuant to a Tender and Voting Agreement dated as of the date hereof by and among Lyondell, Merger Sub, and ARCO, ARCO has agreed to tender all its shares in ACC pursuant to the Offer; and

          WHEREAS, the parties hereto desire to affirm the application of the Tax Sharing Agreement and the Prior Agreement following the purchase of ARCO's ACC stock pursuant to the Offer (and to confirm that such agreements continue to apply to taxable years of ACC ending on or prior to such purchase) and to agree upon certain tax matters arising in connection with and subsequent to the Offer and the Merger.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties to this Tax Agreement hereby agree as follows:

          1.   Definitions.

         "Purchase" shall mean the purchase by Merger Sub of ARCO's stock in ACC pursuant to the Offer or the acquisition of such stock by Lyondell in the Merger.

         "Purchase Date" shall mean the date on which the Purchase occurs.

         All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Tax Sharing Agreement.

         2.   Continuing Effect of Tax Sharing Agreement and Prior Agreement.

         Except as expressly provided herein, the Prior Agreement (attached hereto along with the Tax Sharing Agreement as Exhibit A) shall continue to apply to all Taxable Years of the Combined
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Consolidated Group beginning on or after January 1, 1987 and ending on or prior to December 31, 1994 and the Tax Sharing Agreement shall continue to apply to all Taxable Years of the Combined Consolidated Group beginning on or after January 1, 1995. Following the Purchase, Lyondell will comply with Section 12 of the Tax Sharing Agreement as if it were a party thereto. The Tax Deconsolidation Agreement between ARCO and ACC, dated May_15, 1998 will be terminated on the Purchase Date and will have no effect for any taxable year or portion thereof (whether before or after the Purchase Date).

          3.   Modifications of Tax Sharing Agreement.

          (a) The Tax Sharing Agreement is hereby amended by deleting Section 7 thereof.
          (b) Sections 4(h) and (j) of the Tax Sharing Agreement shall have no application to Taxable Years beginning on or after January 1, 1998.

          4.   Dual Consolidated Losses.

          (a) ARCO, ACC and Lyondell agree to use their best efforts, prior to and, if applicable, after the Purchase Date to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or appropriate, under existing law, regulations or practice to enter into and make effective a closing agreement with the Internal Revenue Service pursuant to Section 1.1503-2(g)(2)(iv)(B)(2)(i) - (iii) of the Income Tax Regulations (a "Closing Agreement") with respect to any dual consolidated loss (within the meaning of
Section 1503 of the Code) of any present or former member of the ACC Consolidated Group. Such actions shall include, but not necessarily be limited to, those specified in this Section 4. Without limiting the foregoing, ARCO, ACC and Lyondell shall, as promptly as practicable after the date hereof and in any event prior to the Purchase Date, prepare and file with the Internal Revenue Service an application for a Closing Agreement and thereafter shall cooperate in causing to become effective a Closing Agreement. Each of ARCO, ACC and Lyondell shall execute and deliver, or use its best efforts to cause to be executed and delivered, all instruments, data or information, including any required certifications, and to make all filings, and obtain all representations or consents required by the Internal Revenue Service, and to take all such other actions as may be requested by the Internal Revenue Service from time to time in order to enter into the Closing Agreement. Such actions shall include, but not be limited to, performing the following actions (and supplying a statement to the Internal Revenue Service in conjunction with the application for the Closing Agreement that it will perform such actions) required by the Income Tax Regulations pursuant to which:

          (i) Lyondell, ACC and ARCO will agree to be jointly and severally liable for the amount of the recapture of dual consolidated losses of any present or former member of the ACC Consolidated Group and applicable interest charges required by Section 1.1503-2(g)(2)(vii) of the Income Tax Regulations if there is a triggering event described in Section 1.1503-2(g)(2)(iii);
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          (ii) Lyondell will agree to treat any potential recapture amount under Section 1.1503-2(g)(2)(vii) as unrealized built-in gain for purposes of Section 384 of the Code, subject to any applicable exceptions thereunder; and

         (iii) Lyondell will file the requisite agreements under Section 1.1503-2(g)(2)(iv)(B)(2)(iii), signed under penalties of perjury, with its timely filed consolidated federal income tax return for the year in which the Purchase Date occurs.

ACC agrees to cooperate in any efforts by Lyondell and ARCO to obtain a Closing Agreement and, if appropriate, to comply with the conditions set forth above and to become a party to the Closing Agreement.

          (b) In the event that for any reason, including the failure or inability to enter into a Closing Agreement, any dual consolidated loss (within the meaning of Section 1503 of the Code) of any present or former member of the ACC Consolidated Group must be recaptured and/or any interest charge is imposed pursuant to Section 1.1503-2(g)(2)(vii) or Section 1.1503-2A(d)(4) of the Income Tax Regulations, ACC and, following the Purchase Date, Lyondell shall be solely responsible for, and shall indemnify and hold harmless on an after-tax basis ARCO and each member of the ARCO Consolidated Group from and against, any resulting tax liability (including any interest charge and any amount for which ARCO is jointly and severally liable pursuant to a Closing Agreement) and any interest, penalties, or additions to tax with respect thereto. Lyondell and ACC further agree to indemnify and hold harmless on an after-tax basis ARCO and each member of the ARCO Consolidated Group from and against any tax liability (including any interest, penalties, or additions to tax) imposed as a result of conditions prescribed by a Closing Agreement.

          5.   Section 338(h)(10) Election.

          (a) ARCO and Lyondell agree to make a timely election pursuant to Sections 338(g) and 338(h)(10) of the Code and any similar joint election under state or local income tax law in which such election is permitted with respect to the Purchase and the deemed purchase of the stock of the subsidiaries of ACC as agreed upon by the parties hereto (any such election, a "Section 338(h)(10) Election").

          (b) No gain or loss recognized by ACC or any other member of the ACC Consolidated Group on any deemed sale of assets (including a deemed sale of stock of any direct or indirect subsidiary of ACC) resulting from such Section_338(h)(10) Election shall be included in the Pro Forma ACC Return or similar state or local income tax return for ACC's Taxable Year ending on the Purchase Date. ARCO shall bear and indemnify ACC and each member of the ACC Consolidated Group against all taxes (including any interest and penalty) on any gain or loss recognized on any deemed sale of assets (including a deemed sale of stock of any direct or indirect subsidiary of ACC) resulting from such Section 338(h)(10) Election.
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          (c) ARCO and Lyondell will cooperate with each other to take all actions necessary and appropriate (including filing Form 8023 and any other such forms, returns, elections, schedules and other documents as may be required) to effect the Section 338(h)(10) Elections. ARCO and Lyondell shall endeavor in good faith to agree upon the allocation of the "adjusted grossed-up basis" and the "modified adjusted deemed sales price" (as such terms are defined in Section_338 of the Code and the Income Tax Regulations thereunder) among the assets of ACC and the subsidiaries of ACC as agreed upon by the parties hereto (the "Allocation"). If_ARCO and Lyondell are not able to agree upon the Allocation within 60 days after the Purchase Date, the Allocation shall be determined by a big six accounting firm which has no material relationship to ARCO or Lyondell or any of their respective affiliates and is mutually acceptable to ARCO and Lyondell. The costs and expenses for the services of such accounting firm shall be paid one-half by ARCO and one-half by Lyondell. The parties hereto and their affiliates shall reflect the Allocation in all tax returns filed by them.

          6.   Confidentiality.

          The parties hereto agree that any information furnished one another pursuant to this Agreement is confidential and, except as and to the extent required during the course of an audit or litigation, shall not be disclosed to other persons.

          7.   Guarantee.

          Effective as of the Purchase, Lyondell shall (i) cause ACC to perform all its obligations under, and comply with all terms and provisions of this Agreement, the Tax Sharing Agreement, and the Prior Agreement and (ii) guarantee the prompt payment when due of all amounts payable by ACC under such Agreements, as set forth in the form of Guaranty Agreement attached hereto as Exhibit B which is being executed and delivered by the parties contemporaneously with the execution and delivery of this Agreement.

          8.   Successors.

          This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

          9.   Tax Law Changes.

          Any alteration, modification, addition, deletion, or other change in the Code or the Income Tax Regulations (or to applicable state and local tax provisions) will automatically be applicable to this Agreement when effective.

          10.  Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of Delaware. Each of the parties hereto (i) consents to submit such party to the exclusive jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any
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dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii)_agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and
(iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          11.  Headings.

          The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

          12.  Counterparts.

          This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

          13.  Notices.

          All notices, claim, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if and when delivered or mailed (registered or certified mail, postage prepaid, return receipt requested), as follows:

          (a)  If to ARCO:
          Atlantic Richfield Company
          Attn:  Vice President & General Tax Officer
          515 South Flower Street
          Los Angeles, California 90071

          (b)  If to ACC:
          ARCO Chemical Company
          Attn:  Vice President & General Tax Officer
          3801 West Chester Pike
          Newtown Square, Pennsylvania 19073
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          (c)  If to Lyondell:
          Lyondell Petrochemical Company
          Attn: Tax Officer
          Suite 1600
          1221 McKinney
          Houston, Texas  77010

or to such other person or address as the party to whom the communication is to be given may have previously furnished to the other party in writing.

          14.  Severability.

          If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding and enforceable to their full extent.

          15.  Termination.

          If the Merger Agreement terminates and the Purchase is not consummated, this Agreement shall terminate and be of no further force and effect.
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          IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by its duly authorized officer on this date of June 18, 1998.

                                         ATLANTIC RICHFIELD COMPANY

                                         By: /s/ Terry G. Dallas
                                            ---------------------------

                                         ARCO CHEMICAL COMPANY

                                         By: /s/ Marvin O. Schlanger
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                                         LYONDELL PETROCHEMICAL COMPANY

                                         By: /s/ Dan F. Smith
                                            ---------------------------